UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013 (November 27, 2013)

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 Desbrosses Street New York, New York		10013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2013, Intercept Pharmaceuticals, Inc. (“Intercept” or the “Company”) entered into the Second Amendment (the “Second Amendment”) to the lease for its San Diego office with 4350 La Jolla Village LLC. The Second Amendment, among other things, adds approximately 3,069 square feet of additional space to the Company’s San Diego office (the “Additional Space”), resulting in the Company leasing an aggregate of approximately 15,768 square feet of space.

Pursuant to the Second Amendment, the Company will lease the Additional Space from January 2014 through December 2015. The future minimum lease payments for the Additional Space in 2014 and 2015 are expected to be approximately $120,000 and $125,000, respectively.

The foregoing description of the Second Amendment is qualified in its entirety by reference to copy of the Second Amendment attached hereto as Exhibit 10.1, which is incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

On December 2, 2013, Luciano Adorini, Chief Scientific Officer, entered into a pre-arranged stock trading plan designated to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The plan contemplates the sale of a limited number of shares of the Company’s common stock for personal financial management reasons.

Dr. Adorini’s plan allows for the sale of a maximum of 9,634 shares of common stock that may be received upon the exercise of vested stock options on or prior to June 6, 2014. Sales under the plan may be executed earlier than the scheduled termination date.

Transactions made under Dr. Adorini’s plan will be publicly disclosed through filings with the U.S. Securities and Exchange Commission under Section 16 of the Exchange Act. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of directors and officers of the Company, nor to report modifications or terminations of the aforementioned plans or the plan of any other individual.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amendment to the San Diego lease dated as of November 27, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: December 2, 2013	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer